EXHIBIT 99.2

Hooters Casino Hotel

Fourth Quarter and Full Year-End

2005 Earnings Conference Call

April 3, 2006

Operator:                                                                                          Good day ladies and gentlemen, thank you for standing by. Welcome to the Hooters Casino Hotel Fourth Quarter and Full Year-End 2005 Earnings Conference Call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to Mr. Michael Hessling, Chief Operating Officer. Please go ahead, sir.

Michael Hessling:                                            Welcome. Thank you for participating in today’s call. Joining me from the company are Neil Kiefer, Chief Executive Officer and Deb Pierce, Chief Financial Officer. If you have not received today’s news press release please call area code (702) 597-6076 and leave us your e-mail contact information. The press release can also be found on the Investor Relations portion of our website www.hooterscasinohotel.com.

During this conference call company management may make forward-looking statements within the meaning of Federal Securities Laws. Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties including, but not limited to, risk relating to the implementation of the company’s business and marketing strategies, the company’s short operating history, its dependence on one gaming site, changes and the challenges to gaming laws and regulations, competition and changes in federal and state tax laws. Additional information about factors that could affect the company’s business is set forth in SEC filings. The content of this conference call contains time-sensitive information that is accurate only as of the date of this conference call, April 3rd, 2006. The company’s undertakes no obligation to revise or update any statements, reflect events or circumstances after the date of this conference call, calls to property of 115 East Tropicana, LLC. Any redistribution, retransmission or rebroadcast of this call in any form without express written consent of the company, is strictly prohibited.

With that said I would now like to turn the call over to Neil Kiefer, Chief Executive Officer. Neil.

Neil Kiefer:                                                                               Thank you, Mike. Good afternoon and welcome to our fourth quarter conference call. Today we’re going to briefly review the company’s fourth quarter and we will also provide an update regarding our grand opening and the initial response we have seen to the new Hooters Casino Hotel. As we anticipated, our fourth quarter financial results were significantly impacted by construction disruption at the hotel and casino. In addition to having the bulk of our rooms out of service for remodeling during the quarter, our restaurants were closed for most of the quarter and our casino floor space availability suffered due to the remodeling. We obviously do not believe the fourth quarter results are representative of our future expectations for the property. During the fourth quarter, renovation and new construction proceeded on plan; our original budget of approximately 55 million included the construction, remodeling, furniture and equipment and new slot machines. Additional capital expenditures for updated computer, phone systems and other equipment of approximately 2.5 million were funded from bond proceeds earmarked for general corporate purposes.

While we haven’t yet closed our construction budget, all construction additions or changes we made prior to the opening appear to have been absorbed and the contingency we built into our original budget. As planned, the hotel and casino continued to operate under the Hotel San Remo Casino and Resort name until the renovation and construction were complete and none of the future facilities such Marino’s, Hooters and Porch Dogs were offered to the public until our grand opening. In a moment Mike will take you through our grand opening weekend as well as the initial success we’ve seen to date. But first I’ll turn the call over to Deb for a brief financial overview.

Deb Pierce:                                                                                Thanks, Neil. Hopefully many of you have had a chance to review our Form 10-K, which was filed with the SEC on Friday. For 2005, 155 East Tropicana, LLC or the company, generated EBITDA of a negative 1.1 million, which included 4.8 million in pre-opening expenses and a net loss of 13.9 million. The company received its gaming license and assumed operations as a Casino Hotel on November 1, 2005. The Hotel San Remo is officially a thing of the past so I’ll just briefly recap a few financial metrics before we move on to expenditures and post-opening trends for the new Hooters Casino Hotel.

In my discussions this morning I will be referring to the fourth quarter operating results of the combined financial results of the company and its predecessor, Hotel San Remo. You can find a supplemental schedule of the combined results in our press release. The casino, hotel, food and beverage revenue all declined during the quarter as a result of the construction disruption and the closure of various facilities (inaudible) properties. Net revenues for the three months ended December 31st, 2005 were 4.5 million compared to 7.9 million in the fourth quarter a year ago, a decline of 43.2%. For the fourth quarter hotel, casino, food and beverage expenses were slightly lower than prior year but higher as a percentage of revenue compared to the prior year due to the disruption at the property.

Selling, G&A and administrative expenses were 2.3 million or 51.1% of net revenues for the fourth quarter of 2005. This compares to 2.5 million or 26.8% of revenues last year. The combined 155 East Tropicana, LLC and the Hotel San Remo operating loss was approximately $6 million for the fourth quarter of 2005 compared to an operating income of 1 million in the fourth quarter of fiscal 2004.

During the fourth quarter, 155 East Tropicana, LLC incurred approximately 32.8 million for renovations, including architectural and design fees and building construction. As Neil indicated, while we haven’t wrapped up the construction budget, total costs of construction currently appear to be within our stated budget. As of December 31st, 2005, we had cash of approximately 14.2 million and restricted cash of 29.3 million. The restricted cash will be used to fund the construction, interest reserve, which by the way is being paid today, and working capital needs for the casino operation. Our current cash and restricted cash balances and operating cash flow are expected to provide us with sufficient resources to meet our existing debt obligations and our current planned capital expenditure requirements. As of today, we’ve only drawn 150,000 in bank fees against our $15 million line of credit.

And with that I’ll turn it back to Mike.

Michael Hessling:                                            Thanks, Deb. It’s been a very busy time for all of us and we’re excited to finally be able to talk to you about the culmination of our efforts. On the heels of the fourth quarter we essentially shut the entire property for the month of January as we made the final push to prepare for the grand opening. After more than a year of anticipation we were thrilled to introduce the Hooters Casino Hotel to the world on February 2nd, 2006. As most of you know, our opening was timed to coincide with Super Bowl weekend and pleased to report that the grand opening was a phenomenal success.

The opening was supported by significant pre-opening marketing efforts that ramped dramatically in December and January. We did end up spending more than we originally anticipated on pre-opening but we certainly believe we have generated the desired benefits and awareness of that effort. We expect to cover this in more detail when we actually report the first quarter. Now that the property is up and running, our marketing efforts will be focused on capitalizing on the tremendous amount of walk-in traffic we’re generating. Awareness is very high with video and displays in baggage carousels of the McCarran Airport, Las Vegas, ran presence on 150 cab tops in Las Vegas market and double-decker buses on the strip. We have rotating bill boards around the tourist corridor and significant insertions in the tourist publications. We are further capitalizing on the walk-in traffic by offering customer incentives for membership in the Club Orange.

Terms of co-promotions with Hooters Restaurants; we continue to test the casino connection. Our display reservation kiosks are now available in a total of four markets, including Southern California, Arizona, Chicago and Southern Florida. We hope to roll these units out to several additional markets in the coming months. In addition, we’ve launched several successful co-marketing promotions with Hooters of America, starting with a month-long promotion that ended Super Bowl weekend featuring Brooke Burke. Hooters Casino Hotel was included on advertisements displayed in 400 domestic restaurants and customers were offered a chance to win a trip for two to Hooters Casino Hotel. A second promotion is currently in the works featuring poker legend Phil Gordon in conjunction with the “Hooters Hold ‘Em” Scratch-off Sweepstakes.

Our total number of employees is now approximately 1,350 with each family member dedicated to bringing the Hooters experience to Vegas. Our intensive four-week training program called Hooters University was conducted in January and met with great success.

In terms of operating results, it’s a bit early to quantify but I’d like to provide some general color on what we’ve seen. Overall, our total revenues have trended better than we expected and this is the result of the high levels of walk-in traffic we are enjoying which in turn, reflects the brand’s significant appeal to Las Vegas visitors. That said, like any casino opening we have certain inefficiencies that require some tweaking. For example, our hotel occupancy started much lower than we anticipated but is improving sequentially. We have refocused the efforts of our sales department and we’re already seeing significant improvements.

Our food and beverage revenues have exceeded our expectations and the demand for the Hooters Restaurant itself has been very strong. We’ve also seen a customer mix more skewed towards table games than slots than we had hoped to have. We think this is a reflection of the somewhat younger male clientele that we’ve been attracting. Despite the mix, we think it’s important to mention that slots are still generating more revenue than tables and total casino revenue is meeting expectations. We’re very focused on addressing every area where there is room for operational improvement. I think that currently, just two months in, the most important thing remains that we’re getting very high levels of traffic through the door. We’re confident that our mix and our operational and efficiencies will normalize as we move forward and we work out the kinks.

The Hooters brand remains an integral component of our efforts. The vibes we are seeing prove that the appeal of the brand is unmistakable and will continue to play a major role is drawing guests to the property. As always, we’re committed to delivering the Hooters experience to our guests which includes bringing the extraordinarily friendly and personable service that Hooters Restaurant customers have come to expect. We believe our relaxed, fun atmosphere will draw on guests and expand the property’s presence as a must-see destination in Vegas.

That concludes our prepared remarks and we’d be happy to open it up for some questions and answers.

Operator:                                                                                          Thank you. Our question and answer session will be conducted electronically. If you have a question today, please press the star key followed by the digit one on your touchtone telephone at this time. If you are joining by speaker phone please ensure your mute function is turned off to allow your signal to reach our equipment. And once again if you do have a question, please press star, one at this time. And we’ll pause to assemble the queue.

And we will take our first question from David Hargreaves with KBC Financial.

David Hargreaves:                                            Hello, gentlemen.

Michael Hessling:                                            Hi, David.

David Hargreaves:                                            Hey. I was wondering if you could comment a little bit on what your targets are for EBITDA margins. I think earlier on you’d commented, I think, that you felt maybe a 30+ percent type number might be possible and I’m sort of wondering what you think now.

Michael Hessling:                                            I think the numbers that we originally talked about out on the road show essentially had us in the mid- to upper-20 million range approximately 100 million in revenues. And I think the revenue number is fine; we are running a little bit lower than that at this point, but that would still be our target.

David Hargreaves:                                            I see. Are all the hotel rooms open now?

Michael Hessling:                                            The hotel rooms are all open but as I stated, our occupancy is not up to where we expect it to be.

David Hargreaves:                                            Could you comment on any major sporting events or promotional activities that are coming up in the next few months?

Michael Hessling:                                            Sporting events.

David Hargreaves:                                            Well, yeah I don’t, maybe some more races or you know, I’m just wondering if there’s some other drivers.

Michael Hessling:                                            In terms of Las Vegas visitation or…?

David Hargreaves:                                            Yeah. Anything that might be…

Michael Hessling:                                            I don’t think there’s a whole lot of, you know, significant items in Las Vegas other than the fact that April and May are both very strong convention months. If you’re referring to the NASCAR weekend, I mean, that’s obviously a once-a-year event here.

David Hargreaves:                                            Okay, I’m not to up to speed on NASCAR but are you seeing a lot of convention bookings or…?  Going forward, I mean, since you said things are improving, is it coming from convention-type visitors or…?

Michael Hessling:                                            No. I don’t think that’s really, that’s more of a driver to Las Vegas which tends to push the, you know, the overall business in Las Vegas. Our bookings tend to be more individual FIT business.

David Hargreaves:                                            Gotcha. Okay, thank you.

Operator:                                                                                          And once again if you do have a question, please press star, one at this time.

We’ll take our next question from Samir Jain with Jeffries & Company.

Samir Jain:                                                                               Hi, just a question I guess, about the mix shift of the revenues. I guess my take on what you were saying was that the revenues seem to be trending in line but maybe a little less on the casino side and maybe a little bit more from the restaurant side. How’s this going to impact the margins?

Michael Hessling:                                            Well, that’s not exactly correct. Our casino is hitting our targets. The restaurants, food and beverage are exceeding our targets and at this point, we’re doing that in spite of the fact that we have not yet reached our target on the room revenues. So I think what’s going to happen once we get our room revenues up to where we expect, that will positively impact the casino revenues and will also obviously (inaudible) impact the overall revenues.

Samir Jain:                                                                               Okay, and then no real change to the margins?

Michael Hessling:                                            I think it’s fair to say that the higher revenues on the food and beverage side will tend to dilute the margins a bit, but as long as we’re hitting our overall hotel business, or our hotel goals as well as our casino goals, we shouldn’t be that far off.

Samir Jain:                                                                               Okay. Can we get an updated number for the cash and the restricted cash?  As of, like as of today?

Deb Pierce:                                                                                You know, I’m really not prepared to give that remark and so I would like to defer to that for when we actually give our third quarter, our first quarter results.

Samir Jain:                                                                               Okay. And then, just kind of verify something please. Everything is still trending on budget, is that correct?

Michael Hessling:                                            Revenues. Our revenues are, yes.

Samir Jain:                                                                               And the costs; this issue where the property is, is that right?

Michael Hessling:                                            I think it’s fair to say that our contracts for the construction will be about at budget and once we closed it out, we did spend more money on pre-opening.

Samir Jain:                                                                               Overall higher on, can you quantify that?

Michael Hessling:                                            Not at this point.

Samir Jain:                                                                               And pre-opening rate. And just, I guess just two more questions. One more about the room revenues and increasing that, is that just, you know, function of the property?  You know gaining an identity in the market?  And gaining an awareness or is that a targeted marketing program?

Michael Hessling:                                            Well, I think it’s probably a little of both. I have to admit that we thought coming out of the blocks, the hotel would be full right at the beginning and it certainly was not. We’ve - since the opening have gotten out, gotten our sales people out on the road, calling on third party providers, the Internet companies, the wholesalers, just really ramped that effort up. So I’d, you know, we just, a little bit of a misstep on our part sort of anticipated occupancy and it…

Samir Jain:                                                                               Okay, but you see that correcting in the near future?

Michael Hessling:                                            Yes. Yes.

Samir Jain:                                                                               Like months?

Michael Hessling:                                            Yes.

Samir Jain:                                                                               Okay, that’s great. And then just finally, with these kiosks and the restaurant too; so you said right now you’ve four kiosks?

Michael Hessling:                                            No, we’re in four markets.

Samir Jain:                                                                               Four markets.

Michael Hessling:                                            Neil, do you have the numbers on those?

Neil Kiefer:                                                                               I don’t have the precise numbers but you know, it’s in 30 to 40 I think at this point, but we are seeing, you know; one, they’re functioning as a billboard with the customers going in and out of the restaurants and the actual bookings were actually given awards to franchisees. And some of the franchisees, who have had these, have received room nights. So, they are booking through those; seeing that pick up.

Samir Jain:                                                                               Okay and the, what’s the goal maybe by the end of the year?

Neil Kiefer:                                                                               With more of those?

Samir Jain:                                                                               Yeah.

Neil Kiefer:                                                                               We’re going to hopefully going into Texas, the rest of Florida, Chicago, and probably get the rest to California, is our goal.

Samir Jain:                                                                               So, how many restaurants?

Neil Kiefer:                                                                               I don’t know the number but probably closer to 100 probably closer to 25% would be our goal. Assuming the same trend continues that we are going to see a positive response.

Samir Jain:                                                                               Okay great. I think that does it for me. Thanks a lot.

Operator:                                                                                          And we’ll take our next question from Simon Mogg with Barclays.

Steve Landsberg:                                                  Yes hi, this is Steve Landsberg from Barclays; I appreciate you taking the call, just a couple questions. Can you give us a bit more firm guidance at this point, it might be a little bit early but anything you can to help us sort of set our model in terms of EBITDA guidance for full year ‘06, ‘07 and you can’t specifically answer that, perhaps you can give a little bit more guidance to give us a sense on when the property will reach sort of full maturity performance, if you will. Or close to full maturity performance when the ramp up will largely be over in your view. That would be helpful.

Michael Hessling:                                            I don’t think we can give any more specific information about where we expect to be for the year. You know, we’re two months into this thing right now. I think it’s going to take us at least through the next quarter perhaps a little bit longer to get this thing really on track to where we expect it to be.

 Steve Landsberg:                                               Okay, can you by chance as of the end of ‘06 you made a statement about you know adequately meeting your, you know debt and capital need obligations and all. Perhaps can you give us a feel for what you’re expected liquidity will look like at the end of the year ‘06?

Deb Pierce:                                                                                Well we do anticipate that we will be able to meet debt service. We have sufficient, between cash flow, our available line of credit, our, you know, the money that we still have in reserve, we expect to be in good shape on our debt. I really, at this point in time don’t want to project out our liquidity at the end of the year.

Steve Landsberg:                                                  Okay. But is it fair to say in ‘07 that the, you expect the property to perform at a level that can support your capital structure?  In other words you will not need to be drawing cash from your cash resources?  Is that fair to say?

Michael Hessling:                                            That’s fair to say.

Steve Landsberg:                                                  Appreciate that. Thank you. Or actually just one quick follow-up, did cap ex that you’re projecting for ‘06, ‘07 if you by chance could give those numbers?

Michael Hessling:                                            Actually, no.

Steve Landsberg:                                                  Oh, okay.

Michael Hessling:                                            We don’t have that number together at this point.

Steve Landsberg:                                                  Okay, thank you very much.

Operator:                                                                                          We’ll move next to Gary Poker with WM Advisors.

Gary Poker:                                                                            Hi, I’m wondering if you could talk a little bit more about the occupancy trends you’re seeing or the improvement that maybe you mentioned. I gather that’s improvement during the weekday or that’s where the shortfall was, because you, I’m assuming that you’re full on the weekends?  And then lastly, if you are, when you do get the occupancy where you want it or if you’ve seen it in certain times where you want it, is the gaming mix coming in better than the expected in terms of your slots, the slot table mix is when you’re occupied is what you want it to be?

Michael Hessling:                                            Let me go back and make sure I don’t miss any of your questions. In terms of occupancy, I think it’s fair to say that in February it was very disappointing and that was both weekends and weekdays. The improvement has been dramatic in March. The weekends are doing much better than weekdays. And we are still seeing the same mix of revenues even when we’re full with again tables being much stronger than we anticipated, slots continuing to exceed tables. And the overall revenues on weekends, as well as the EBITDA margins, are in actually EBITDA numbers are very good. We still have a way to go on occupancy.

Gary Poker:                                                                            Okay. Is it fair to say that it’s, you are seeing though improvement week to week in the occupancy numbers?  Do you have a plan to continue that improvement?

Michael Hessling:                                            Yes.

Gary Poker:                                                                            Okay, thank you.

Operator:                                                                                          Matt Stouffer with Deerfield Capital has our next question.

Matt Stouffer:                                                                   Good morning. Could you refresh my memory on how important the Hooters Airline is to you guys in terms of your hotel occupancy and just general traffic?  And then along with that if their announcement last week to discontinue certain eastern seaboard cities if that will be an impact on you guys?

Michael Hessling:                                            Well, I’ll answer the first part of that and let Neil answer the rest of it. We actually were not doing business with Hooters Airline. We had tried to negotiate some service with them but their, they were only running a flight or two into Vegas and frankly, we were never able to negotiate the deal that we needed. Neil, if you have any other comments on that.

Neil Kiefer:                                                                               I think based on that the fact that we weren’t able to get any business with them because of their flights I don’t think it’s going to have any impact on us one way or the other.

Matt Stouffer:                                                                   Thank you.

Operator:                                                                                          And as a final reminder if you do have a question please press star, one at this time. And we’ll take a follow-up question from David Hargreaves with KBC Financial.

David Hargreaves:                                            Sorry guys, I forgot this one before. Could you remind us what the financial covenants are on the $15 million line of credit leverage?  Or any other sort of limitations you guys have?

Deb Pierce:                                                                                Yes. The financial covenants currently on the $15 million require that we have one million rolling EBITDA, which ramps up to 15 million by the end of the year. And we currently have an agreement with the bank through June 30th that we have the full line available to us as long as we’re not in default on the line of credit. It’s available to us through June 30th, after that we kick back into three times EBITDA, rolling EBITDA with a minimum of 7.5 million and then the EBITDA, the amount that we’re able to borrow ramped up to two times EBITDA starting on September 30th, again, with a minimum of 7.5 million.

David Hargreaves:                                            Got it. Thanks very much.

Operator:                                                                                          And there are no further questions at this time Mr. Kiefer, I will turn the conference back over to you for any further or closing comments.

Neil Kiefer:                                                                               I don’t think (inaudible) closing. Thank you all for participating and look forward to some future success here. Thank you very much.

Operator:                                                                                          And that does conclude today’s conference call. We thank you for your participation and have a great day.